Exhibit 99.5

Cott and Cliffstar Unaudited Pro Forma Condensed Combined Financial Statements

On July 7, 2010, Cott Corporation (“Cott” or the “Company”) entered into an Asset Purchase Agreement with Cliffstar Corporation (“Cliffstar”), to acquire substantially all of the assets and liabilities of Cliffstar, a privately-held corporation (“Cliffstar Acquisition”). The purchase includes $500 million in cash, payable at closing, subject to adjustment for working capital and other items and $14 million of deferred consideration which will be paid over a three-year period. Cliffstar is entitled to additional contingent earnout consideration of up to a maximum of $55 million, based upon the achievement of certain performance measures during the fiscal year ending January 1, 2011 as well as the successful completion of certain expansion projects in 2010. The closing of the transaction is subject to certain customary conditions, including receipt of required regulatory approvals, and is expected to close in the third quarter of 2010.

The unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the Cliffstar Acquisition, including related financing. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Cott and Cliffstar, giving effect to the Cliffstar Acquisition as if it had occurred on July 3, 2010. The unaudited pro forma condensed combined statement of operations for the fiscal year ended January 2, 2010, for the six months ended July 3, 2010 and for the six months ended June 27, 2009 combine the historical consolidated statements of operations of Cott and Cliffstar, giving effect to the Cliffstar Acquisition as if it had occurred on January 2, 2009. The unaudited pro forma condensed combined statements of operations for the twelve months ended July 3, 2010 is calculated by subtracting the Cott data for the six months ended June 27, 2009 and the Cliffstar data for the six months ended July 4, 2009 from the fiscal year ended January 2, 2010 and then adding the six months ended July 3, 2010. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Cliffstar Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements and:

•

the audited historical financial statements of Cott Corporation, as of and for the year ended January 2, 2010, included in Cott’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2010;

•

the unaudited historical financial statements of Cott Corporation, as of and for the three and six months ended July 3, 2010 and the three and six months ended June 27, 2009, included in Cott’s Quarterly Report on Form 10-Q filed with the SEC on August 4, 2010;

•	the audited historical financial statements of Cliffstar as of and for the year ended January 2, 2010, included in this Current Report on Form 8-K; and

•

the unaudited historical financial statements of Cliffstar as of and for the three and six months ended July 3, 2010 and the three and six months ended July 4, 2009, included in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting, with Cott treated as the acquirer. The unaudited pro forma condensed combined financial statements will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair values of assets and liabilities acquired are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. It has been prepared in accordance with the Article 11 of Regulation S-X of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Cliffstar Acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statements of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including synergies, directly related to the Cliffstar Acquisition.

The unaudited pro forma condensed combined statements of operations for the twelve months ended July 3, 2010 and for the six months ended June 27, 2009 are not required by Regulation S-X, but have been included as we believe the last twelve months of data is a better representative of the results of the combined companies. The overall market for carbonated soft drinks in which Cott operates has declined and both Cott and Cliffstar are subject to volatile commodity fluctuations. Therefore, presenting the last twelve months provides a more accurate representation of current market conditions in which the combined companies operate.

Cott Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of July 3, 2010

	Cott	Cliffstar	Pro Forma Adjustments		Pro Forma Combined
	(In millions of U.S. dollars)

ASSETS
Current assets:
Cash and cash equivalents	$20.3	$0.2	$0.6	A	$21.1
Accounts receivable, net	195.3	51.6	—		246.9
Income tax recoverable	7.8	—	—		7.8
Inventories	115.0	80.7	12.8	B	208.5
Prepaid and other expenses	14.2	5.8	—		20.0

Total current assets	352.6	138.3	13.4		504.3

Property, plant and equipment	332.6	92.5	(1.0	) C	424.1
Goodwill	30.3	20.1	117.6	D	168.0
Intangibles and other assets	149.3	3.6	255.8	E	408.7
Deferred income taxes	6.6	—	—		6.6
Other tax receivable	8.6	—	—		8.6

Total assets	$880.0	$254.5	$385.8		$1,520.3

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$10.6	$—	$85.0	F	$95.6
Current maturities of long-term debt	5.9	0.3	(0.3	) G	5.9
Accounts payable and accrued liabilities	172.7	53.8	59.6	H	286.1

Total Current Liabilities	189.2	54.1	144.3		387.6

Long term debt	231.2	97.3	279.2	I	607.7
Deferred income taxes	17.9	—	—		17.9
Other long-term liabilities	10.6	4.6	7.5	J	22.7

Total Liabilities	448.9	156.0	431.0		1,035.9

Equity
Capital stock	322.5	—	61.7	K	384.2
Treasury stock	(3.3)	—	—		(3.3)
Additional paid-in capital	38.7	4.3	(4.3	) L	38.7
Retained earnings	85.6	94.2	(102.6	) M	77.2
Accumulated other comprehensive loss	(27.6)	—	—		(27.6)

Total Cott Corporation equity	415.9	98.5	(45.2)		469.2
Non controlling interest	15.2	—	—		15.2

Total equity	431.1	98.5	(45.2)		484.4

Total liabilities and equity	$880.0	$254.5	$385.8		$1,520.3

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Cott Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended July 3, 2010

	Cott	Cliffstar (a)	Pro Forma Adjustments		Pro Forma Combined
	(In millions of U.S. dollars, except per share data)

Revenues, net	$787.6	$330.1	$—		$1,117.7
Cost of sales	656.9	252.8	14.2	A	923.9

Gross profit (loss)	130.7	77.3	(14.2)		193.8

Selling, general and administrative expenses	66.9	32.4	—		99.3
Loss on disposal of property and equipment, net	0.1	—	—		0.1
Restructuring gain	(0.5)	—	—		(0.5)

Operating income (loss)	64.2	44.9	(14.2)		94.9

Other expense, net	2.3	0.4	—		2.7
Interest expense, net	12.3	1.4	17.3	B	31.0

Income (loss) before income taxes	49.6	43.1	(31.5)		61.2

Income tax expense	13.2	—	4.5	C	17.7

Net income (loss)	$36.4	$43.1	$(36.0)		$43.5

Less: Net income attributable to non-controlling interests	2.6	—	—		2.6

Net income (loss) attributed to Cott Corporation	$33.8	$43.1	$(36.0)		$40.9

Net income per common share
Basic	$0.42				$0.45
Diluted	$0.42				$0.45

Weighted average outstanding shares ( in thousands)
Basic	80,401		10,833	D	91,234
Diluted	80,861		10,833	D	91,694

(a) - For purposes of this presentation we have allocated historical Cliffstar depreciation in the ratio of 90% to cost of sale and 10% to selling, general and administrative.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Cott Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 27, 2009

	Cott	Cliffstar (a)	Pro Forma Adjustments		Pro Forma Combined
	(In millions of U.S. dollars, except per share data)

Revenues, net	$805.8	$356.1	$—		$1,161.9
Cost of sales	674.3	282.3	21.8	A	978.4

Gross profit (loss)	131.5	73.8	(21.8)		183.5

Selling, general and administrative expenses	69.8	29.4	—		99.2
Restructuring and asset impairments
Restructuring charge	1.6	—	—		1.6
Asset impairments	3.5	—	—		3.5

Operating income (loss)	56.6	44.4	(21.8)		79.2

Other (income) expense, net	(2.7)	0.3	—		(2.4)
Interest expense, net	15.1	2.9	15.8	B	33.8

Income (loss) before income taxes	44.2	41.2	(37.6)		47.8

Income tax expense (benefit)	(11.6)	—	1.4	C	(10.2)

Net income (loss)	$55.8	$41.2	$(39.0)		$58.0

Less: Net income attributable to non-controlling interests	2.2	—	—		2.2

Net income (loss) attributed to Cott Corporation	$53.6	$41.2	$(39.0)		$55.8

Net income per common share
Basic	$0.76				$0.69
Diluted	$0.76				$0.69

Weighted average outstanding shares ( in thousands)
Basic	70,472		10,833	D	81,305
Diluted	70,491		10,833	D	81,324

(a) -	For purposes of this presentation we have allocated historical Cliffstar depreciation in the ratio of 90% to cost of sale and 10% to selling, general and administrative.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

4

Cott Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended January 2, 2010

	Cott	Cliffstar (a)	Pro Forma Adjustments		Pro Forma Combined
	(In millions of U.S. dollars, except per share data)

Revenues, net	$1,596.7	$671.3	$—		$2,268.0
Cost of sales	1,346.9	528.5	43.6	A	1,919.0

Gross profit (loss)	249.8	142.8	(43.6)		349.0

Selling, general and administrative expenses	146.8	59.6	—		206.4
Loss on disposal of property and equipment, net	0.5	—	—		0.5
Restructuring and asset impairments
Restructuring charge	1.5	—	—		1.5
Asset impairments	3.6	—	—		3.6

Operating income (loss)	97.4	83.2	(43.6)		137.0

Other expense, net	4.4	0.5	—		4.9
Interest expense, net	29.7	4.7	32.7	B	67.1

Income (loss) before income taxes	63.3	78.0	(76.3)		65.0

Income tax expense (benefit)	(22.8)	—	0.7	C	(22.1)

Net income (loss)	$86.1	$78.0	$(77.0)		$87.1

Less: Net income attributable to non-controlling interests	4.6	—	—		4.6

Net income (loss) attributed to Cott Corporation	$81.5	$78.0	$(77.0)		$82.5

Net income per common share
Basic	$1.10				$0.97
Diluted	$1.08				$0.96

Weighted average outstanding shares ( in thousands)
Basic	74,207		10,833	D	85,040
Diluted	75,215		10,833	D	86,048

(a) -	For purposes of this presentation we have allocated historical Cliffstar depreciation in the ratio of 90% to cost of sale and 10% to selling, general and administrative.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Cott Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended July 3, 2010

	Cott	Cliffstar (a)	Pro Forma Adjustments		Pro Forma Combined
	(In millions of U.S. dollars)

Revenues, net	$1,578.5	$645.3	$—		$2,223.8
Cost of sales	1,329.5	499.0	36.0	A	1,864.5

Gross profit (loss)	249.0	146.3	(36.0)		359.3

Selling, general and administrative expenses	143.9	62.6	—		206.5
Loss on disposal of property and equipment, net	0.6	—	—		0.6
Restructuring and asset impairments
Restructuring gain	(0.6)	—	—		(0.6)
Asset impairments	0.1	—	—		0.1

Operating income (loss)	105.0	83.7	(36.0)		152.7

Other expense, net	9.4	0.6			10.0
Interest expense, net	26.9	3.2	34.2	B	64.3

Income (loss) before income taxes	68.7	79.9	(70.2)		78.4

Income tax expense	2.0	—	3.8	C	5.8

Net income (loss)	$66.7	$79.9	$(74.0)		$72.6

Less: Net income attributable to non-controlling interests	5.0	—	—		5.0

Net income (loss) attributed to Cott Corporation	$61.7	$79.9	$(74.0)		$67.6

(a) -	For purposes of this presentation we have allocated historical Cliffstar depreciation in the ratio of 90% to cost of sale and 10% to selling, general and administrative.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined balance sheet was prepared using the historical unaudited consolidated balance sheets of Cott and Cliffstar as of July 3, 2010. The unaudited pro forma condensed combined statement of operations was prepared using the historical audited consolidated statements of operations of Cott and Cliffstar for the fiscal year ended January 2, 2010 and the historical unaudited consolidated statements of operations of Cott and Cliffstar for the six months ended July 3, 2010 and June 27, 2009. The unaudited pro forma condensed combined statements of operations for the twelve months ended July 3, 2010 is calculated by subtracting the Cott data for the six months ended June 27, 2009 and the Cliffstar data for the six months ended July 4, 2009 from the fiscal year ended January 2, 2010 and then adding the six months ended July 3, 2010.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. Based on the terms of the Asset Purchase Agreement, Cott is treated as the acquirer of Cliffstar. Accordingly, we have adjusted the historical consolidated financial statements to give effect to the impact of the consideration issued in connection with the Cliffstar Acquisition. The purchase price has been allocated in the unaudited pro forma condensed combined balance sheet, based on management's preliminary estimate of their respective values. Definitive allocations will be performed and finalized based upon certain valuation and other studies that will be performed by Cott with the services of outside valuation specialists after the closing. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the Cliffstar Acquisition. For example, if the value of the finite-lived intangible assets increased by 10%, annual pro forma operating income would decrease by approximately $2 million. The unaudited pro forma condensed combined statements of operations also include certain acquisition accounting adjustments that are expected to have a continuing impact on the combined results, such as increased interest expense on additional acquisition related borrowings.

Note 2 — Preliminary Purchase Price Allocation

The purchase price for the Cliffstar Acquisition is $569 million, with $500 million payable in cash at closing, $14 million in deferred consideration to be paid over three years and contingent consideration of up to $55 million if certain performance measures during the fiscal year ending January 1, 2011 as well as the successful completion of certain expansion projects in 2010 are met. This contingent consideration is payable in July 2011. For purposes of the pro forma combined financial statements the contingent consideration is treated as fully earned. The purchase price of $569 million has been allocated to the assets acquired and the liabilities assumed as follows (in millions):

Accounts receivable	$51.6
Inventories	93.5
Property, plant and equipment	91.6
Identifiable intangibles and other assets	252.7
Goodwill	137.6
Accounts payable and accrued liabilities	(53.7)
Long term debt	(1.5)
Other long-term liabilities	(2.8)

Total Purchase Price	$569.0

For the purpose of preparing the unaudited pro forma condensed combined financial statements, certain of the assets acquired and liabilities assumed have been measured at their estimated fair values as of July 3, 2010. A final determination of fair values will be based on the actual assets and liabilities that will exist on the date of the closing of the Cliffstar Acquisition and on our formal valuation and other studies when they are finalized. Accordingly, the fair values of the assets and liabilities included in the table above are preliminary and subject to change pending additional information that may become known. An increase in the fair value of inventory, property, plant and equipment, or any identifiable intangible assets will reduce the amount of goodwill in the unaudited pro forma condensed combined financial statements, and may result in increased depreciation, and or amortization expense.

The following outlines the adjustments made to Cliffstar’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Intangible Assets: Based on our initial assessments as well as discussions with Cliffstar and our external valuation advisors, Cott identified customer relationships as the most significant intangible assets. The determination of fair value for these assets was determined using the excess earnings method and is primarily based upon expected discounted cash flows according to currently available information, such as Cliffstar’s historical and projected revenues, customer attrition rates and certain other high level assumptions. Cott assigned a value of $246 million to customer relationships which was estimated with the assistance of our external third party valuation advisors. The estimated economic life is 15 years. Based on these assumptions our annual amortization for customer lists is approximately $16 million.

The fair value and estimated economic life assigned to the customer list is a preliminary estimate and the final fair value and or life may be different. We also may identify additional intangible assets as we learn more about Cliffstar’s operations. The difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

Inventories: Inventories reflect an adjustment of $8.1 million to value Cliffstar’s inventory from the last-in-first-out (LIFO) method of accounting to the first-in-first-out (FIFO) method, consistent with Cott’s critical accounting policies. Cott’s inventory is valued under the FIFO method and will value Cliffstar’s inventory under this method.

We also increased inventories by $4.7 million to reflect the fair value of the inventories on hand. This step-up in inventory effectively represents the margins on Cliffstar’s finished goods inventories and thus will temporarily impact our gross margins after closing until such inventory has been sold and therefore it is considered non-recurring. This step-up amount is not included in the unaudited pro forma condensed combined statement of operations.

Contingent Consideration: As part of the Asset Purchase Agreement Cott is required to make a contingent consideration payment based on certain 2010 earnings targets of Cliffstar, as well as the successful completion of certain expansion projects in 2010, as defined in the agreement. We have adjusted these pro forma financials for the maximum payment amounts of $55 million for which we currently estimate will be achieved. The estimated payment is preliminary and is subject to a number of factors that may cause the actual results to differ materially.

Debt: Approximately $95.8 million of Cliffstar’s debt will be repaid at the effective time of the acquisition.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is subject to an annual fair value impairment test.

Property, Plant and Equipment: Certain assets were not assumed as part of the Asset Purchase Agreement of $1 million and have been eliminated. The fair value of property, plant and equipment has been assumed to equal Cliffstar’s net book value as of July 3, 2010.

Note 3 — Elimination of Cliffstar Historical Balances

For the purpose of presenting a pro forma balance sheet assuming the Cliffstar Acquisition had occurred on July 3, 2010 certain of the Cliffstar’s identifiable intangible assets, debt (excluding capital leases), and equity as of July 3, 2010 have been eliminated. According to the terms of the Asset Purchase Agreement, Cliffstar’s cash balances will remain with the sellers. Accordingly, we have eliminated Cliffstar’s cash balance as of July 3, 2010. For the purposes of presenting the pro forma statement of operations assuming the acquisition had occurred on January 2, 2009, certain of Cliffstar’s historical interest expense, amortization expense and amortization of debt issue costs have been eliminated.

Note 4 — Debt Financing

These adjustments display the expected debt financing required to fund the Cliffstar Acquisition and related transaction costs. These adjustments are contingent upon the closing of the Cliffstar Acquisition and therefore may not occur in the event the Cliffstar Acquisition is not consummated. For purposes of these unaudited pro forma condensed combined financial statements, we anticipate that we will complete a debt financing at the time the Cliffstar Acquisition closes. The debt financing is as follows:

•	Senior unsecured notes payable estimated to be due 2018 totaling approximately $375 million with an estimated interest rate of approximately 8.75%.

•	Borrowing under asset based lending facility (“ABL”) of approximately $85 million at an estimated interest rate of approximately 3.1%.

We anticipate to use our credit facility to fund our transaction costs, which we expect to be approximately $24.6 million, which includes fees of $12.6 million for debt issuance and amendment to our ABL, and will be capitalized and amortized over the term of the notes and amended ABL.

A  1/8% increase in interest rates would result in additional interest expense of approximately $0.6 million and a  1/8% decrease in interest rates would result in a decrease in interest expense of approximately $0.6 million.

Note 5 — Equity Financing

We intend to issue approximately $65 million in common stock in a public offering (net of issuance fees of approximately $3.3 million) to fund a portion of the purchase price. Shares to be issued of 10.8 million were calculated using an estimated price of $6.00 per share. If the price of Cott’s common stock increases or decreases by $1 per share, the number of shares required to be issued would decrease by 1.5 million shares or increase by 2.2 million shares, respectively. The net proceeds have been presented as an addition to capital stock.

Note 6 — Non-Recurring Acquisition Expenses

We expect to incur additional transaction costs, including financial and legal advisory fees through the closing of the Cliffstar Acquisition. The total of these costs has been recorded as additional borrowings under our ABL and a reduction to retained earnings of $8.4 million on the unaudited pro forma condensed combined balance sheet. These costs are excluded from the unaudited pro forma condensed combined statement of operations for the fiscal year ended January 2, 2010 and for the six and twelve months ended July 3, 2010, as they are considered non-recurring.

Note 7 — Adjustments to unaudited Pro Forma Condensed Combined Balance Sheets

(A)	The sources and uses of funds relating to the proposed acquistions are estimated as follows (in millions):

Cash outflow as consideration	$(500.0)
Outflow for transaction costs	(24.2)
ABL proceeds	85.0
Senior notes	375.0
Equity Shares	65.0

Net cash flow from transaction	$0.8

The net cash flows from the transaction have been adjusted to eliminate Cliffstar’s cash balance of $0.2 million.

(B)	Adjustment to reflect fair values assigned to inventory of approximately $4.7 million and LIFO to FIFO conversion of Cliffstar’s inventories of approximately $8.1 million.

(C)	Represents the elimination of certain Cliffstar assets excluded from the acquistion.

(D)	Adjustment reflects preliminary estimate of goodwill from the acquisition after allocating the puchase price to the fair value of net assets and liabilities acquired, net of elimination of Cliffstar goodwill of approximately $20.1 million.

(E)	Net adjustment reflects the capitalization of approximately $12.6 million in debt issuance costs associated with the senior notes and amendment to the ABL and preliminary valuation of approximately $246.0 million of identifiable customer relationships, net of elimination of Cliffstar intangible and other assets of approximately $2.8 million.

(F)	Represents additional ABL borrowings to fund purchase consideration and related acquistion fees.

(G)	Adjustment to eliminate historical Cliffstar balance.

(H)	Adjustment reflects the estimated earnout contingent consideration as defined in the Asset Purchase Agreement of $55.0 million and short-term portion of the deferred consideration of approximately $4.6 million.

(I)	Net adjustment to long-term debt as follows (in millions):

Senior notes	$375.0
Payoff of existing Cliffstar credit facility	(95.8)

$279.2

(J)	Adjustment reflects the long-term portion of the deferred consideration of approximately $9.3 million and elimination of approximately $1.8 million of Cliffstar liabilities not assumed.

(K)	Reflects issuance of 10.8 million shares with gross proceeds of $65.0 million net of issuance costs of approximately $3.3 million.

(L)	Adjustment to eliminates Cliffstar’s additional paid in capital.

(M)	Adjustment eliminates Cliffstar’s retained earnings and recognizes the estimated acquisition costs of appproximately $8.4 million.

Note 8 — Adjustments to unaudited Pro Forma Condensed Combined Statements of Operations

(A)	Adjustment to increase amortization expense for the fair value of customer list intangible assets and the impact of changing methods of Cliffstar’s inventories cost accounting from LIFO to FIFO.

(B)	Net adjustment reflects interest expense for new debt obtained in connection with the acquistion along with additional amortization of new deferred financing fess in excess of amounts previously recorded, net of the elimination of Cliffstar’s interest expense on their credit facility.

(C)	Adjustment to provide for income taxes of the S-Corp (i.e. non-tax paying) acquiree. For purposes of these unaudited pro forma condensed combined financial statements, we used an estimated statutory rate of 38.5% for Cliffstar and related pro forma adjustments. This estimated statutory tax rate recognizes that Cliffstar is predominantly a U.S. based enity and that the debt incurred by Cott to effect the acquistions will be an obligation of a U.S. entity. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquistion activities.

(D)	Adjusment to reflect the issuance of 10.8 million shares of Cott common stock to finance the acquisition of Cliffstar and are reflected as if the acquisition occurred on January 2, 2009.